                                                           Exhibit 99(b)

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
           FINANCIAL STATEMENTS OF NEW MARSHALL & ILSLEY

        On April 3, 2007, Marshall & Ilsley Corporation ("Marshall & Ilsley"), Metavante Corporation ("Metavante"), WPM, L.P., a limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. ("Warburg Pincus"), and others entered into an investment agreement pursuant to which,

        Marshall & Ilsley will separate into two publicly-traded companies, referred to herein as "New Marshall & Ilsley" and "New Metavante." New Marshall & Ilsley will own and operate Marshall & Ilsley's banking business, the issued and outstanding common stock of which will be 100% owned by Marshall & Ilsley shareholders. New Metavante will own and operate Metavante's business, the issued and outstanding common stock of which will be 75% owned by Marshall & Ilsley shareholders and the remaining 25% will be owned by Warburg Pincus;

        Marshall & Ilsley's shareholders will receive three shares of New Marshall & Ilsley common stock and one share of New Metavante common stock for every three shares of Marshall & Ilsley common stock held;

        Warburg Pincus will invest $625 million in New Metavante for an equity interest representing 25% of New Metavante common stock;

        New Metavante and/or one or more of its subsidiaries will incur approximately $1.75 billion of indebtedness; and

        Metavante will pay off certain intercompany indebtedness plus accrued and unpaid interest owed to Marshall & Ilsley (the amount currently owed is approximately $982 million) and New Metavante will contribute to New Marshall & Ilsley $1.665 billion in cash (which includes the $625 million of proceeds from the sale of the New Metavante common stock to Warburg Pincus).

        As a result of completion of the transactions contemplated by the investment agreement,

        each holder of Marshall & Ilsley common stock as of the effective time of the holding company merger will have received three shares of New Marshall & Ilsley common stock and one share of New Metavante common stock for every three shares of Marshall & Ilsley common stock held of record;

        Warburg Pincus will have received shares of New Metavante common stock that represent 25% of the shares of New Metavante common stock and a stock purchase right to acquire additional shares under certain circumstances in order to maintain its 25% ownership; and

        each holder of Marshall & Ilsley common stock as of the effective time of the holding company merger that would otherwise be entitled to receive fractional shares of New Metavante common stock resulting from the holding company merger will have received cash in lieu of such fractional shares (and therefor will not receive shares of New Marshall & Ilsley common stock in respect of such fractional shares).

        The shares of New Marshall & Ilsley common stock to be issued to the holders of Marshall & Ilsley common stock will represent 100% of the outstanding shares of New Marshall & Ilsley common stock and the shares of New Metavante common stock to be issued to the holders of Marshall & Ilsley common stock will represent 75% of the outstanding shares of New Metavante common stock.

        The unaudited condensed pro forma consolidated balance sheet of New Marshall & Ilsley reflects the unaudited condensed consolidated historical balance sheet of Marshall & Ilsley as of June 30, 2007 as if the transactions had occurred on that date. The unaudited condensed pro forma consolidated income statements of New Marshall & Ilsley reflect the operations of Marshall & Ilsley for the six months ended June 30, 2007 and the operations of Marshall & Ilsley for the year ended December 31, 2006 as if the transactions had occurred on January 1, 2006. The unaudited condensed pro forma consolidated income statements for the years ended December 31, 2005 and 2004, respectively, are derived from the historical financial statements of Marshall & Ilsley and have been adjusted only for the removal of operations of Metavante. Metavante's historical financial information has been re-formatted to conform to the Marshall & Ilsley's bank holding company format used in the presentation of unaudited condensed pro forma consolidated financial statements.

        The unaudited condensed pro forma consolidated financial statements of New Marshall & Ilsley presented below are derived from the historical consolidated financial statements of Marshall & Ilsley and adjusted to give effect to, among other things:

        the contribution of Marshall & Ilsley to New Marshall & Ilsley;

        the distribution of approximately 257,112,705 shares of New Marshall & Ilsley common stock in connection with the New Marshall & Ilsley share distribution (based on the number of shares of Marshall & Ilsley outstanding as of June 30, 2007);

        the receipt of certain amounts of cash from New Metavante; and

        the removal of the operations of Metavante.

        The share numbers and dollar and settlement amounts are based on Marshall & Ilsley share numbers and balances as of and for the periods presented.

        Regardless of the exact legal order of the various transactions, items that impact New Metavante are reflected in the unaudited condensed pro forma consolidated financial statements of New Metavante and items that impact New Marshall & Ilsley are reflected in the unaudited condensed pro forma consolidated financial statements of New Marshall & Ilsley.

        The pro forma adjustments are based upon available information and assumptions that management of New Marshall & Ilsley believes are reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

        The unaudited condensed pro forma consolidated income statements presented below do not reflect any one-time charges or changes in certain costs expected to result from the transactions. Non-recurring charges related to the transaction, except for those costs actually incurred in the six months ended June 30, 2007, have been excluded from the unaudited condensed pro forma consolidated income statements. The additional estimated pre-tax, one-time charges that have been excluded include approximately $12.2 million related to the issuance of equity-based awards and approximately $19.7 million of transaction expenses. In addition, the unaudited condensed pro forma consolidated income statements do not give effect to reductions in certain costs New Marshall & Ilsley expects to occur associated with operating as a stand-alone company.

        The unaudited condensed pro forma consolidated financial statements are for illustrative purposes only and do not reflect what New Marshall & Ilsley's consolidated financial position or results of operations would have been had the transactions occurred on the dates indicated and are not indicative of New Marshall & Ilsley's future financial position and future results of operations. The consolidated financial statements of New Marshall & Ilsley will reflect the effects of the transactions only from the date of completion of the transactions.
The unaudited condensed pro forma consolidated financial statements should be read in conjunction with the accompanying notes and the other financial information included or incorporated by reference in the registration statement on Form S-4, as amended, of Metavante Holding Company relating to the transactions.

     Unaudited Condensed Pro Forma Consolidated Balance Sheet
                        of New Marshall & Ilsley

                           As of June 30, 2007
                     ($000's except per share data)

                           Historical    Historical                                 Pro Forma
                          Consolidated  Consolidated                               Consolidated
                            Marshall &   Metavante                                 New Marshall
                              Ilsley        (1)        Sub-Total   Adjustments     & Ilsley (5)
                          ---------------------------------------------------------------------
                                                                     Amount    Ref
                          ---------------------------------------------------------------------
Cash & cash equivalents   $  1,769,417 $  (50,489)  $  1,718,928  $               $ 1,718,928
Interest bearing deposits
  at other banks                17,597      (2,269)        15,328                       15,328
Investment securities        7,626,505     (82,948)     7,543,557                    7,543,557
Loans held for sale             94,766           0         94,766                       94,766
Loans and leases,
  net of unearned income    43,190,838     978,758     44,169,596    (982,000) (3)  43,187,596
Allowance for loan
  and lease losses            (431,012)          0       (431,012)                    (431,012)
                           ------------ -----------   ------------  ----------     ------------
Net loans and leases        42,759,826     978,758     43,738,584    (982,000)      42,756,584
Premises and equipment, net    586,466    (130,142)       456,324                      456,324
Goodwill and
  other intangibles          3,418,568  (1,673,255)     1,745,313                    1,745,313
Accrued interest
  and other assets           2,024,584    (567,319)     1,457,265                    1,457,265
                           ------------ -----------   ------------  ----------     ------------
Total assets              $ 58,297,729 $(1,527,664)  $ 56,770,065  $ (982,000)    $ 55,788,065
                           ============ ===========   ============  ==========     ============

Total deposits            $ 34,988,284 $   550,809   $ 35,539,093  $ (290,000) (4)$ 35,249,093
Short-term borrowings        8,171,987        (233)     8,171,754  (2,357,000) (4)   5,814,754
Accrued expenses and
  other liabilities          1,494,779    (720,920)       773,859                      773,859
Long-term borrowings         7,204,415         (30)     7,204,385                    7,204,385
                           ------------ -----------   ------------  ----------     ------------
Total liabilities           51,859,465    (170,374)    51,689,091  (2,647,000)      49,042,091
Total shareholders' equity   6,438,264  (1,357,290)     5,080,974   1,665,000  (2)   6,745,974
                           ------------ -----------   ------------  ----------     ------------
Total liabilities and
  shareholders' equity    $ 58,297,729 $(1,527,664)  $ 56,770,065  $(982,000)     $ 55,788,065
                           ============ ===========   ============  =========      ============

Book Value Per Share      $      25.20                                            $      26.40
                           ============                                            ============

Notes to Unaudited Condensed Pro Forma Consolidated Balance Sheet of New Marshall & Ilsley as of June 30, 2007.

  (1) Represents the de-consolidation of historical Metavante from historical Marshall & Ilsley (Accounting Predecessor to New Marshall & Ilsley ) consolidated balance sheet. The amounts shown in the Historical Consolidated Metavante column may not directly reconcile to the historical consolidated balance sheet of Metavante because the presentation of financial statements for bank holding companies is significantly different than the presentation of financial statements of technology companies. Metavante presents a classified consolidated balance sheet that separates current assets and current liabilities from longer-term assets and liabilities whereas the consolidated balance sheet of Marshall & Ilsley does not make those distinctions. In addition, the amounts shown in the Historical Consolidated Metavante column include the adjustments for intercompany cash and deposits, receivables and payables and intercompany debt that are required to de-consolidate the financial information of the two companies.

  (2) Represents receipt of cash dividend from New Metavante. The cash dividend received will come from the following sources:

                 Working capital             $  290,000
                 Warburg Pincus capital         625,000
                 New debt proceeds              750,000
                                              ----------
                 Total dividend              $1,665,000
                                              ==========

  (3) Represents receipt of $982.0 million in cash to retire Metavante's debt owed to Marshall & Ilsley.

  (4) Assumes $290.0 million of the cash dividend comes from Metavante's existing cash balances that are deposited with a Marshall & Ilsley subsidiary bank and $1,375.0 million of the dividend and the $982.0 million debt payment received are used to retire short-term borrowings in the form of Federal funds purchased.

  (5) The pro forma consolidated balance sheet only includes the effect of transaction costs incurred by Marshall & Ilsley through June 30, 2007 and does not include the estimated transaction related costs expected to be incurred by New Marshall & Ilsley of approximately $33.5 million.

          Unaudited Condensed Pro Forma Consolidated Income Statement
                        of New Marshall & Ilsley

                  For the Six Months Ended June 30, 2007
                       (000's except per share data)

                           Historical    Historical                                 Pro Forma
                          Consolidated  Consolidated                               Consolidated
                            Marshall &   Metavante                                 New Marshall
                              Ilsley        (1)        Sub-Total   Adjustments     & Ilsley (5)
                          ---------------------------------------------------------------------
                                                                     Amount    Ref
                          ---------------------------------------------------------------------
Interest income           $  1,780,422 $   21,055   $  1,801,477  $  (21,582) (2) $ 1,779,895
Interest expense               994,215     13,043      1,007,258     (69,335) (3)     937,923
                           ------------ -----------   ------------  ----------     ------------
Net interest income            786,207      8,012        794,219      47,753          841,972
Provision for loan
  and lease losses              43,174          0         43,174                       43,174
                           ------------ -----------   ------------  ----------     ------------
Net interest income
  after provision for
  loan and lease losses        743,033      8,012        751,045      47,753          798,798

Other income
  Data processing services     720,190   (720,190)             0                            0
  Wealth management            126,286          0        126,286                      126,286
  Net gains related
    to Firstsource               7,046     (7,046)             0                            0
  Other                        190,616     25,213        215,829                      215,829
                           ------------ -----------   ------------  ----------     ------------
Total other income           1,044,138   (702,023)       342,115           0          342,115

Other expense
  Salaries and benefits        614,910   (295,809)       319,101                      319,101
  Occupancy and equipment      121,614    (66,099)        55,515                       55,515
  Processing charges            68,348     (3,270)        65,078                       65,078
  Amortization of intangibles   23,560    (13,876)         9,684                        9,684
  Metavante transaction costs    4,025       (900)         3,125                        3,125
  Other                        297,046   (171,052)       125,994                      125,994
                           ------------ -----------   ------------  ----------     ------------
Total Other expense          1,129,503   (551,005)       578,498           0          578,498
                           ------------ -----------   ------------  ----------     ------------
Income before income taxes     657,668   (143,006)       514,662      47,753          562,415
Provision for income taxes     220,617    (50,870)       169,747      16,714  (4)     186,461
                           ------------ -----------   ------------  ----------     ------------
Net income                $    437,051 $  (92,136)  $    344,915  $   31,039      $   375,954
                           ============ ===========   ============  =========      ============

Net Income Per Common Share:
  Basic                   $       1.70                                            $      1.46
  Diluted                         1.66                                                 N/A (6)

Dividends Per
  Common Share            $       0.58                                            $      0.58

Weighted Average Common Shares:
  Basic                        257,142                                                257,142
  Diluted                      263,066                                                 N/A (6)


Notes to the Unaudited Condensed Pro Forma Consolidated Income Statement of New Marshall & Ilsley for the Six Months Ended June 30, 2007.

  (1) Represents the de-consolidation of historical Metavante from historical Marshall & Ilsley (Accounting Predecessor to New Marshall & Ilsley) consolidated income statement. The amounts shown in the Historical Consolidated Metavante column may not directly reconcile to the historical consolidated income statement of Metavante because the presentation of financial statements for bank holding companies is significantly different than the presentation of financial statements of technology companies. Metavante presents its expenses in two major categories that are functional in nature whereas the consolidated income statement of Marshall & Ilsley presents its consolidated expenses by type of expense. In addition, the amounts shown in the Historical Consolidated Metavante column include the adjustments for intercompany interest income, interest expense, revenues and expenses that are required to de-consolidate the financial information of the two companies.

  (2) Represents the interest income adjustment due to retirement of $982.0 million of Metavante's fixed rate debt owed to Marshall & Ilsley. The weighted average fixed interest rate used in the pro forma adjustments was 4.40%.

  (3) Represents interest expense adjustments resulting from the dividend paid by New Metavante to Marshall & Ilsley and the retirement of Metavante's debt owed to Marshall & Ilsley. The pro forma adjustments assume $290.0 million of the dividend comes from Metavante's existing cash balances using an estimated rate of 5.01%, which is equal to the average interest rate paid on overnight deposits for the six months ended June 30, 2007. The pro forma adjustments also assume that the remaining cash of $2,357.0 million is used to reduce Federal funds purchased using an estimated rate of 5.31% which is equal to the average interest rate paid on Federal funds purchased for the six months ended June 30, 2007.

        An increase or decrease in interest rates of 12.5 basis points (1/8th) would increase or decrease interest expense by $1,654 and increase or decrease pro forma net income by $1,075.

  (4)   Assumes a statutory income tax rate of 35%.

  (5) The pro forma consolidated income statement only includes the effect of transaction costs incurred by Marshall & Ilsley in the six months ended June 30, 2007 and does not include the estimated transaction related costs expected to be incurred by New Marshall & Ilsley of approximately $33.5 million.

  (6) The dilutive effect of stock options outstanding depends on the price of New Marshall & Ilsley common stock after the transaction is completed and is therefore not subject to a reliable estimate.

          Unaudited Condensed Pro Forma Consolidated Income Statement
                        of New Marshall & Ilsley

                  For the Twelve Months Ended December 31, 2006
                       (000's except per share data)

                           Historical    Historical                                 Pro Forma
                          Consolidated  Consolidated                               Consolidated
                            Marshall &   Metavante                                 New Marshall
                              Ilsley        (1)        Sub-Total   Adjustments     & Ilsley (5)
                          ---------------------------------------------------------------------
                                                                     Amount    Ref
                          ---------------------------------------------------------------------
Interest income           $  3,212,500 $   41,734   $  3,254,234  $  (43,163) (2) $ 3,211,071
Interest expense             1,722,201     24,477      1,746,678    (132,666) (3)   1,614,012
                           ------------ -----------   ------------  ----------     ------------
Net interest income          1,490,299     17,257      1,507,556      89,503        1,597,059
Provision for loan
  and lease losses              50,551          0         50,551                       50,551
                           ------------ -----------   ------------  ----------     ------------
Net interest income
  after provision for
  loan and lease losses      1,439,748     17,257      1,457,005      89,503        1,546,508

Other income
  Data processing services   1,382,658 (1,382,658)             0                            0
  Wealth management            221,554          0        221,554                      221,554
  Net derivative losses -
    discontinued hedges        (18,449)         0        (18,449)                     (18,449)
  Other                        329,658     48,923        378,581                      378,581
                           ------------ -----------   ------------  ----------     ------------
Total other income           1,915,421 (1,333,735)       581,686           0          581,686

Other expense
  Salaries and benefits      1,210,107   (596,714)       613,393                      613,393
  Occupancy and equipment      244,047   (140,066)       103,981                      103,981
  Processing charges           110,050     14,176        124,226                      124,226
  Amortization of intangibles   45,373    (26,730)        18,643                       18,643
  Other                        549,960   (326,661)       223,299                      223,299
                           ------------ -----------   ------------  ----------     ------------
Total Other expense          2,159,537 (1,075,995)     1,083,542           0        1,083,542
                           ------------ -----------   ------------  ----------     ------------
Income before income taxes   1,195,632   (240,483)       955,149      89,503        1,044,652
Provision for income taxes     387,794    (80,359)       307,435      31,326  (4)     338,761
                           ------------ -----------   ------------  ----------     ------------
Net income                $    807,838 $ (160,124)  $    647,714  $   58,177      $   705,891
                           ============ ===========   ============  =========      ============

Net Income Per Common Share:
  Basic                   $       3.24                                            $      2.83
  Diluted                         3.17                                                  N/A(6)
Dividends Per
  Common Share            $       1.05                                            $      1.05

Weighted Average Common Shares:
  Basic                        249,163                                                249,163
  Diluted                      254,584                                                  N/A(6)

Notes to the Unaudited Condensed Pro Forma Consolidated Income Statement of New Marshall & Ilsley For the Twelve Months Ended December 31, 2006

  (1) Represents the de-consolidation of historical Metavante from historical Marshall & Ilsley (Accounting Predecessor to New Marshall & Ilsley) consolidated income statement. The amounts shown in the Historical Consolidated Metavante column may not directly reconcile to the historical consolidated income statement of Metavante because the presentation of financial statements for bank holding companies is significantly different than the presentation of financial statements of technology companies. Metavante presents its expenses in two major categories that are functional in nature whereas the consolidated income statement of Marshall & Ilsley presents its consolidated expenses by type of expense. In addition, the amounts shown in the Historical Consolidated Metavante column include the adjustments for intercompany interest income, interest expense, revenues and expenses that are required to de-consolidate the financial information of the two companies.

  (2) Represents the interest income adjustment due to retirement of $982.0 million of Metavante's fixed rate debt owed to Marshall & Ilsley. The weighted average fixed interest rate used in the pro forma adjustments was 4.40%.

  (3) Represents interest expense adjustments resulting from the dividend paid by New Metavante to Marshall & Ilsley and the retirement of Metavante's debt owed to Marshall & Ilsley. The pro forma adjustments assume $290.0 million of the dividend comes from Metavante's existing cash balances using an estimated rate of 4.76%, which is equal to the average interest rate paid on overnight deposits. The pro forma adjustments also assume that the remaining cash of $2,357.0 million is used to reduce Federal funds purchased using an estimated rate of 5.04%, which is equal to the average interest rate paid on Federal funds purchased for the twelve months ended December 31, 2006.


        An increase or decrease in interest rates of 12.5 basis points (1/8th) would increase or decrease interest expense by $3,309 and increase or decrease pro forma net income by $2,151.

  (4)   Assumes a statutory income tax rate of 35%.

  (5) The pro forma consolidated income statement does not include the effect of the estimated transaction related costs expected to be incurred by New Marshall & Ilsley.

  (6) The dilutive effect of stock options outstanding depends on the price of New Marshall & Ilsley common stock after the transaction is completed and is therefore not subject to a reliable estimate.

          Unaudited Condensed Pro Forma Consolidated Income Statement
                        of New Marshall & Ilsley

                  For the Twelve Months Ended December 31, 2005
                       (000's except per share data)

                           Historical    Historical    Pro Forma
                          Consolidated  Consolidated   Consolidated
                            Marshall &   Metavante     New Marshall
                              Ilsley        (1)        & Ilsley (2)
                          -----------------------------------------
Interest income           $  2,246,631 $   42,428     $  2,289,059
Interest expense               981,397     17,250          998,647
                           ------------ ----------     ------------
Net interest income          1,265,234     25,178        1,290,412
Provision for loan
  and lease losses              44,795          0           44,795
                           ------------ ----------     ------------
Net interest income
  after provision for
  loan and lease losses      1,220,439     25,178        1,245,617

Other income
  Data processing services   1,185,024 (1,185,024)               0
  Wealth management            191,720          0          191,720
  Net investment
    securities gains            45,514          0           45,514
  Other                        294,001     42,356          336,357
                           ------------ ----------     ------------
Total other income           1,716,259 (1,142,668)         573,591

Other expense
  Salaries and benefits      1,074,758   (524,899)         549,859
  Occupancy and Equipment      215,598   (130,344)          85,254
  Processing charges            62,646     38,656          101,302
  Amortization of intangibles   31,103    (18,049)          13,054
  Other                        494,939   (289,984)         204,955
                           ------------ ----------     ------------
Total Other expense          1,879,044   (924,620)         954,424
                           ------------ ----------     ------------
Income before income taxes   1,057,654   (192,870)         864,784
Provision for income taxes     351,464    (73,339)         278,125
                           ------------ ----------     ------------
Net income                $    706,190 $ (119,531)    $    586,659
                           ============ ==========     ============

Net Income Per Common Share:
  Basic                   $       3.06                $       2.54
  Diluted                         2.99                       N/A(3)

Dividends Per
  Common Share            $       0.93                $       0.93

Weighted Average Common Shares:
  Basic                        230,849                     230,849
  Diluted                      236,031                       N/A(3)

Notes to the Unaudited Condensed Pro Forma Consolidated Income Statement of New Marshall & Ilsley for the Twelve Months Ended December 31, 2005.

  (1) Represents the de-consolidation of historical Metavante from historical Marshall & Ilsley (Accounting Predecessor to New Marshall & Ilsley) consolidated income statement. The amounts shown in the Historical Consolidated Metavante column may not directly reconcile to the historical consolidated income statement of Metavante because the presentation of financial statements for bank holding companies is significantly different than the presentation of financial statements of technology companies. Metavante presents its expenses in two major categories that are functional in nature whereas the consolidated income statement of Marshall & Ilsley presents its consolidated expenses by type of expense. In addition, the amounts shown in the Historical Consolidated Metavante column include the adjustments for intercompany interest income, interest expense, revenues and expenses that are required to de-consolidate the financial information of the two companies.

  (2) The pro forma consolidated income statement does not include the effect of the cash distribution from New Metavante, the retirement of Metavante's debt owed to Marshall & Ilsley or the effect of transaction costs to be incurred by Marshall & Ilsley.

  (3) The dilutive effect of stock options outstanding depends on the price of New Marshall & Ilsley common stock after the transaction is completed and is therefore not subject to a reliable estimate.

          Unaudited Condensed Pro Forma Consolidated Income Statement
                        of New Marshall & Ilsley

                  For the Twelve Months Ended December 31, 2004
                       (000's except per share data)

                           Historical    Historical    Pro Forma
                          Consolidated  Consolidated   Consolidated
                            Marshall &   Metavante     New Marshall
                              Ilsley        (1)        & Ilsley (2)
                          -----------------------------------------
Interest income           $  1,694,355 $   22,555     $  1,716,910
Interest expense               533,798      4,778          538,576
                           ------------ ----------     ------------
Net interest income          1,160,557     17,777        1,178,334
Provision for loan
  and lease losses              37,963          0           37,963
                           ------------ ----------     ------------
Net interest income
  after provision for
  loan and lease losses      1,122,594     17,777        1,140,371

Other income
  Data processing services     934,128   (934,128)               0
  Wealth management            175,119          0          175,119
  Net investment
    securities gains            35,336          0           35,336
  Other                        273,347     43,553          316,900
                           ------------ ----------     ------------
Total other income           1,417,930   (890,575)         527,355

Other expense
  Salaries and benefits        919,431   (424,969)         494,462
  Occupancy and equipment      192,859   (112,892)          79,967
  Processing charges            52,239     40,704           92,943
  Amortization of intangibles   27,852    (10,925)          16,927
  Other                        436,303   (238,872)         197,431
                           ------------ ----------     ------------
Total Other expense          1,628,684   (746,954)         881,730
                           ------------ ----------     ------------
Income before income taxes     911,840   (125,844)         785,996
Provision for income taxes     305,987    (49,030)         256,957
                           ------------ ----------     ------------
Net income                $    605,853 $  (76,814)    $    529,039
                           ============ ==========     ============

Net Income Per Common Share:
  Basic                   $       2.72                $       2.37
  Diluted                         2.66                       N/A(3)

Dividends Per
  Common Share            $       0.81                $       0.81

Weighted Average Common Shares:
  Basic                        222,801                     222,801
  Diluted                      227,546                       N/A(3)

Notes to the Unaudited Condensed Pro Forma Consolidated Income Statement of New Marshall & Ilsley for the Twelve Months Ended December 31, 2004.

  (1) Represents the de-consolidation of historical Metavante from historical Marshall & Ilsley (Accounting Predecessor to New Marshall & Ilsley) consolidated income statement. The amounts shown in the Historical Consolidated Metavante column may not directly reconcile to the historical consolidated income statement of Metavante because the presentation of financial statements for bank holding companies is significantly different than the presentation of financial statements of technology companies. Metavante presents its expenses in two major categories that are functional in nature whereas the consolidated income statement of Marshall & Ilsley presents its consolidated expenses by type of expense. In addition, the amounts shown in the Historical Consolidated Metavante column include the adjustments for intercompany interest income, interest expense, revenues and expenses that are required to de-consolidate the financial information of the two companies.

  (2) The pro forma consolidated income statement does not include the effect of the cash distribution from New Metavante, the retirement of Metavante's debt owed to Marshall & Ilsley or the effect of transaction costs to be incurred by Marshall & Ilsley.

  (3) The dilutive effect of stock options outstanding depends on the price of New Marshall & Ilsley common stock after the transaction is completed and is therefore not subject to a reliable estimate.